Exhibit 99.1

Infor Completes Acquisition of GT Nexus

Combination of Leading Cloud ERP and Leading Supplier Network Creates a Global Commerce Cloud to Redefine Modern Manufacturing

NEW YORK – Sept. 21, 2015 – Infor, a leading provider of beautiful business applications specialized by industry and built for the cloud, today announced it has completed the acquisition of GT Nexus, the world’s largest cloud-based global commerce platform. The deal was valued at $675 million.

The acquisition of GT Nexus enables Infor to create the first global commerce cloud with end-to-end control and visibility for the production of the products that companies make and deliver to their respective markets. To learn more about Infor and GT Nexus, please visit: http://www.infor.com/gtnexus/

Credit Suisse and Bank of America Merrill Lynch served as financial advisors to Infor in connection with the transaction. Gibson, Dunn & Crutcher LLP and Kirkland & Ellis LLP served as Infor’s outside legal counsel. GT Nexus was advised on the transaction by Morgan Stanley; Wilson Sonsini, Goodrich & Rosati; Cleary Gottlieb Steen & Hamilton LLP and KPMG.

About Infor

Infor builds beautiful business applications with last mile functionality and scientific insights for select industries delivered as a cloud service. With 14,000 employees and customers in more than 200 countries and territories, Infor automates critical processes for industries including healthcare, manufacturing, fashion, wholesale distribution, hospitality, retail, and public sector. Infor software helps eliminate the need for costly customization through embedded deep industry domain expertise. Headquartered in New York City, Infor is also home to one of the largest creative agencies in Manhattan, Hook & Loop, focused on delivering a user experience that is fun and engaging. Infor deploys its cloud applications primarily on the Amazon Web Services cloud and open source platforms. To learn more about Infor, please visit www.infor.com.

Infor customers include:

•	18 of the top 20 aerospace companies

•	10 of the top 10 high tech companies

•	10 of the top 10 pharmaceutical companies

•	21 of the 25 largest U.S. healthcare delivery networks

•	18 of the 20 largest U.S. cities

•	20 of the top 20 automotive suppliers

•	17 of the top 20 industrial distributors

•	15 of the top 20 global retailers

•	4 of the top 5 brewers

•	21 of the top 30 global banks

•	6 of the 10 largest global hotel brands

•	6 of the top 10 global luxury brands

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For more information:

Dan Barnhardt

Infor

646-336-1731

Dan.Barnhardt@infor.com